[LETTERHEAD OF NITCHES INC.]

                              FOR IMMEDIATE RELEASE

Subject: Nitches, Inc. acquires 28% interest in Designer Intimates

Contact: Steve Wyandt
         Web:    http:// www.nitches.com/investors/investor.htm
         E-mail: ir@nitches.com
         Phone:  (858) 625-2633 (Option # 1: Corporate)

      SAN DIEGO, California, November 1, 2002 - Nitches, Inc. (NASDAQ-NICH) announced today that it has acquired a 28% interest in Designer Intimates, Inc., which owns 100% of NAP, Inc., a New York-based intimate apparel company. NAP is a leading designer, marketer and distributor of women's sleepwear, robes, loungewear, daywear and foundations in the United States. The company owns the trademark Anne Lewin, which is distributed through department stores and specialty boutiques. A collection of sleepwear and robes is distributed under the licensed Crabtree & Evelyn name. NAP also has a joint venture with the French brand Princesse Tam Tam to market, sell and distribute the collection in the United States. The company is also a private label supplier to certain retailers such as Victoria's Secret and Disney. Sales for NAP are estimated to be greater than $90 million for its fiscal year ending December 31, 2002.

      Designer Intimates recently acquired NAP from its founders and obtained a credit line of approximately $12 million from HSBC that is secured by the inventory and accounts receivable of NAP and the guarantees of shareholders of Designer Intimates. Nitches has guaranteed $3 million of this credit line and this guarantee formed the consideration from Nitches for its 28% ownership interest in Designer Intimates. The major shareholder in Designer Intimates is Haresh T. Tharani, Chairman of Bill Blass, Ltd. Nitches and Mr. Tharani have a relationship that began in 1995 when the company sold its junior sportswear business to a company also owned by Mr. Tharani, The Design & Source Holding Company. Steven P. Wyandt, Chairman of Nitches, will serve on the boards of directors of Nap and Designer Intimates.

      Nitches will file financial statements concerning its acquisition with the Securities and Exchange Commission within the next 60 days. Under current accounting rules, Nitches will report any income or loss from the ongoing operation of this acquisition using the equity method of accounting, whereby Nitches' 28% interest in the earnings of NAP will be reported as a single line item in the financial statements of Nitches from the date of acquisition.

      Nitches, Inc. is an importer and wholesale distributor of women's garments, manufactured to specifications primarily in foreign countries. The Company's shares are traded on the National SmallCap Market under the symbol NICH. Visit our web site at http://www.nitches.com.
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      Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include a softening of retailer or consumer acceptance of the Company's products, pricing pressures and other competitive factors, or the unanticipated loss of a major customer. These and other risks are more fully described in the Company's filings with the Securities and Exchange Commission.

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